Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2010

Los Angeles, CA (August 10, 2010) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported financial results for the three and six months ended June 30, 2010.

“I am encouraged by our second quarter results, which continue to show our progress despite challenging economic conditions.  We closed the quarter with over $280 million in total assets, which is the largest reported asset size in our Company’s history, and we remained profitable reporting net income of $119,000.  Our successful growth is primarily attributable to our increasing core deposit franchise, which has grown by approximately 20% since the beginning of the year.  By offering a safe and sound home for our customers’ deposits, we’ve been able to build a stronger and more robust franchise, which I believe is well positioned to emerge from the current recession,” stated Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of 1st Century Bancshares, Inc.

Mr. Rothenberg continued, “We’re also maintaining our aggressive straightforward approach to problem credits resulting in a 12% decline in non-performing loans during the first six months of this year, and our ratio of allowance for loans losses to total loans remains at approximately 3.0%.  In addition, our capital ratios continue to be more than double the regulatory requirements to be considered ‘well capitalized’.  At June 30, 2010, the Bank’s total risk based capital ratio was 22.9% compared to the regulatory requirement of 10.0%, with all of our capital being common equity; with no preferred stock, no trust preferred stock, no troubled asset relief program (“TARP”) funds, and no other synthetic equity instruments.”

Jason P. DiNapoli, President and Chief Operating Officer of 1st Century Bancshares, Inc. stated, “I’m cautiously optimistic regarding the general economic recovery, as well as the growth opportunities that this recovery may bring.  Our strategic focus has been, and continues to be on further developing our core deposit franchise, and we continue to benefit from disenfranchised customers that are leaving bigger banks for our service and the community business banking experience.  During the quarter, we celebrated breaking the $100 million barrier for our customer demand deposit and NOW accounts.  In addition to the substantial growth in the dollar volume of our core deposits, I’m equally encouraged by the growth in the number of our core customer accounts, which have increased by over 15% since the beginning of the year.”

2010 Second Quarter and Year-To-Date Highlights

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The Bank’s total risk-based capital ratio was 22.87% at June 30, 2010, which is above the regulatory standard of 10.00% for “well-capitalized” financial institutions.  The Bank’s capital does not include any funding received in connection with TARP, which we declined to apply for and participate in, nor other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

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Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, savings and money market deposits, were $160.5 million and $133.9 million at June 30, 2010 and December 31, 2009, respectively, representing an increase of $26.6 million, or 19.9%.  At June 30, 2009, total core deposits were $108.5 million, representing an increase of $52.0 million, or 47.9%, during the past 12 months.

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Gross loans decreased $15.6 million, or 8.6%, to $166.1 million at June 30, 2010 from $181.7 million at December 31, 2009 primarily due to loan amortization and paydowns.

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As of June 30, 2010, the allowance for loan losses was $4.9 million, or 2.98% of gross loans, compared to $5.5 million, or 3.01% of gross loans, at December 31, 2009.

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Non-performing loans totaled $8.6 million and $9.8 million at June 30, 2010 and December 31, 2009, respectively.  The decline in non-performing loans was primarily attributable to loan paydowns received and charge-offs incurred during the current period.

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Net interest margin was 3.80% and 3.88% for the three and six months ended June 30, 2010, respectively, compared to 4.26% and 4.33% for the same periods last year.

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For the three and six months ended June 30, 2010, the Company recorded net income of $119,000, or $0.01 per diluted share, and $243,000, or $0.03 per diluted share, respectively, compared to net income of $118,000, or $0.01 per diluted share, and $248,000, or $0.03 per diluted share, for the same periods last year.

Capital Adequacy

At June 30, 2010, the Company’s stockholders’ equity totaled $47.1 million compared to $46.3 million at December 31, 2009.  The increase was primarily related to an increase in unrealized gain on our available for sale investment portfolio and net income earned for the six months ended June 30, 2010.  At June 30, 2010, the Bank’s total risk-based capital ratio, tier 1 capital ratio, and leverage ratio were 22.87%, 21.60%, and 16.07%, respectively, and were more than double the regulatory requirements for “well-capitalized” financial institutions of 10.00%, 6.00%, and 5.00%, respectively.

Balance Sheet

Total assets increased 2.9%, or $8.0 million, to $280.1 million at June 30, 2010, from $272.1 million at December 31, 2009. This increase in total assets was primarily attributable to an increase in cash and cash equivalents, partially offset by decreases in gross loans and our available for sale investment portfolio.  Cash and cash equivalents increased $27.9 million from $45.9 million at December 31, 2009 to $73.8 million at June 30, 2010.  The increase in cash and cash equivalents was primarily attributable to the increase in deposits generated during the first six months of the year, as well as the cash flows received in connection with the decline in loans.  Gross loans at June 30, 2010 were $166.1 million, representing a decrease of $15.6 million, or 8.6%, from $181.7 million at December 31, 2009. The decrease in gross loans was primarily attributable to loan amortization and paydowns and, to a lesser extent, loan charge-offs.  The Company sold two available for sale securities totaling $3.8 million during the three months ended June 30, 2010, resulting in a realized gain of $44,000.

Total liabilities increased by $7.1 million to $232.9 million as compared to $225.8 million at December 31, 2009.  This increase was primarily due to a $13.5 million increase in deposits, offset by a $6.5 million decline in other borrowings.  At June 30, 2010, total deposits were $220.9 million compared to $207.4 million at December 31, 2009, representing an increase of 6.5% or $13.5 million. This increase was primarily due to increases in non-interest bearing demand deposits, interest bearing demand deposits and savings and money market deposits of $12.5 million, $6.1 million and $7.9 million, respectively, partially offset by a decrease in certificates of deposit of $13.1 million. The decrease in certificates of deposit was primarily attributable to a decrease of $5.0 million in State of California Treasurer’s Office certificates of deposit.  The increase in non-interest bearing, as well as interest bearing demand deposits was primarily the result of our efforts to specifically focus on growing our core deposit franchise.  Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits and savings and money market deposits, were $160.5 million and $133.9 million at June 30, 2010 and December 31, 2009, respectively, representing an increase of $26.6 million, or 19.9%.

Credit Quality

Allowance and Provision for Loan Losses

The allowance for loan losses (“ALL”) was $4.9 million, or 2.98% of our total loan portfolio, at June 30, 2010 as compared to $5.5 million, or 3.01% of our total loan portfolio, at December 31, 2009.  The provision for loan losses was $100,000 for the three and six months ended June 30, 2010, compared to $374,000 and $647,000, respectively, for the same periods last year.  During the three and six months ended June 30, 2010, we had net charge-offs of $655,000 and $631,000, respectively, compared to net recoveries of $65,000 and net charge-offs of $1.1 million during the same periods last year.  Management believes that the ALL as of June 30, 2010 and December 31, 2009 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing loans totaled $8.6 million and $9.8 million at June 30, 2010 and December 31, 2009, respectively.  At June 30, 2010, non-accrual loans consisted of seven commercial loans totaling $2.2 million, three commercial real estate mortgage loans totaling $5.6 million, and two residential mortgage loans totaling $845,000.  As a percentage of our total loan portfolio, the amount of non-performing loans was 5.20% and 5.40% at June 30, 2010 and December 31, 2009, respectively.

“I’m encouraged by the progress we’ve made in connection with resolving our non-performing assets, which have declined by $1.2 million since the beginning of the year.  We hope to build on this progress during the second half of the year by continuing to expeditiously resolve these credits, while limiting the impact to our current earnings,” stated Mr. DiNapoli.

Net Interest Income and Margin

For the three and six months ended June 30, 2010, average interest-earning assets were $255.3 million and $254.6 million, respectively, generating net interest income of $2.4 million and $4.9 million, respectively. For the three and six months ended June 30, 2009, average interest-earning assets were $250.6 million and $252.6 million, respectively, generating net interest income of $2.7 million and $5.4 million, respectively.

The Company’s net interest margin for the three and six months ended June 30, 2010 were 3.80% and 3.88%, respectively, compared to 4.26% and 4.33% for the same periods last year, representing a decline of 46 and 45 basis points, respectively.  These decreases were primarily due to decreases in the yield on earning assets of 58 and 55 basis points, respectively, compared to the same periods last year, partially offset by declines of 16 and 11 basis points, respectively, compared to the same periods last year, in the cost of interest bearing deposits and borrowings.  The decrease in yield on earning assets was primarily the result of an increase in the average balance of lower yielding interest earning deposits at other financial institutions.  For the three and six months ended June 30, 2010, the average balance of interest bearing deposits at other financial institutions was $40.1 million and $34.3 million, respectively, compared to $165,000 and $142,000 for the same periods last year.  During the three and six months ended June 30, 2010, interest bearing deposits at other financial institutions yielded 22 basis points.  During the three and six months ended June 30, 2010, the cost of interest bearing deposits and other borrowings declined by 16 and 11 basis points, respectively, compared to the same periods last year.  The decline in our cost of interest bearing deposits and other borrowings was primarily attributable to the decline in the volume of our borrowings, which decreased by $22.3 million and $26.3 million for the three and six months ended June 30, 2010, respectively, as compared to the same periods last year.  In addition, we experienced a decrease in our cost of certificates of deposit which decreased by 25 and 24 basis points, respectively, during the three and six months ended June 30, 2010 compared to the same periods last year, as these deposits repriced to lower current market interest rates.  These items were partially offset by increases in the cost of borrowings of 113 and 137 basis points, respectively, compared to the same periods last year.

Non-Interest Income

Non-interest income was $210,000 for the quarter ended June 30, 2010 compared to $258,000 for the quarter ended June 30, 2009.  For the three months ended June 30, 2010, the decrease in non-interest income was primarily due to decreases in loan arrangement fees and service charges and other operating income of $55,000 and $22,000, respectively, compared to the same period last year, partially offset by an increase in gain on sale of available for sale securities of $29,000.

For the six months ended June 30, 2010, non-interest income was $439,000 compared to $475,000 for the same period last year.  The decrease in non-interest income of $36,000 for the six months ended June 30, 2010 as compared to the same period in the prior year was primarily due to a decrease in loan arrangement fees from $287,000 for the six months ended June 30, 2009 to $250,000 for the six months ended June 30, 2010.

Non-Interest Expense

Non-interest expense was $2.4 million for the three months ended June 30, 2010 compared to $2.4 million for the three months ended June 30, 2009.  Non-interest expense was $5.0 million for the six months ended June 30, 2010 compared to $4.9 million for the six months ended June 30, 2009, representing an increase of $129,000, or 2.7%.

Income Tax Provision

During the three and six months ended June 30, 2010, we did not record an income tax provision related to our pretax earnings because of our cumulative losses since inception.  Tax expense that would normally arise because of the Company’s earnings during the three and six months ended June 30, 2010 is not recorded because it is offset by a reduction in the valuation allowance on the Company’s deferred tax asset.  The income tax provision for the three and six months ended June 30, 2009 was $52,000 and $136,000, respectively, and resulted in an effective tax rate of 30.6% and 35.4%, respectively.

Net Income

For the three months ended June 30, 2010 and 2009, the Company recorded net income of $119,000, or $0.01 per diluted share, and $118,000, or $0.01 per diluted share, respectively.  During the three months ended June 30, 2010, net income was positively impacted by declines in provision for loan losses and income tax provision of $274,000 and $52,000, respectively, as compared to the same period last year.  These declines were offset by declines in net interest income and non-interest income of $244,000 and $48,000, respectively, as well as an increase in total non-interest expenses of $33,000, each as compared to the same period last year.

For the six months ended June 30, 2010 and 2009, the Company recorded net income of $243,000, or $0.03 per diluted share, and $248,000, or $0.03 per diluted share, respectively.  During the six months ended June 30, 2010, net income was positively impacted by declines in provision for loan losses and income tax provision of $547,000 and $136,000, respectively, as compared to the same period last year.  These items were primarily offset by a decline in net interest income of $523,000 and an increase in total non-interest expenses of $129,000, as compared to the same period last year.

Other Matters

The Company announced that Robert Moore, who had been serving as Chief Credit Officer of the Bank for the past year, will be succeeded by J. Kevin Sampson, a veteran of over 16 years at Union Bank, N.A.  Mr. Sampson has been working with Mr. Moore for the past year as our Senior Vice President of Credit Administration.  Mr. Moore will resume his previous position as Chairman of the Bank’s Directors Loan Committee.  The Company also announced that Matthew Horn was promoted to Senior Vice President, Chief Lending Officer.  Mr. Horn was previously the Bank’s Senior Vice President, Chief Underwriter.  Mr. Rothenberg stated, “We are fortunate to have the continuing involvement of Bob Moore, as well as the services of Kevin Sampson as our Chief Credit Officer and Matt Horn as our Chief Lending Officer.  We will benefit from their collective experience and knowledge as we continue our successful emergence from the difficult economic period our country has faced in a healthy, safe and sound position.”

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the Nasdaq Capital Market under the symbol “FCTY.”  The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is a full service business bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank.  The Company maintains a website at www.1stcenturybank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a further decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation; and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	June 30, 2010	December 31, 2009	June 30, 2009
Balance Sheet Results:	(unaudited)		(unaudited)

Total Assets	$280,073	$272,128	$245,307
Gross Loans	$166,104	$181,708	$194,465
Allowance for Loan Losses ("ALL")	$4,947	$5,478	$4,733
ALL to Gross Loans	2.98%	3.01%	2.43%
Year-To-Date ("YTD") Net Charge-Offs to YTD Average Gross Loans*	0.73%	3.00%	1.09%
Non-Performing Assets	$8,644	$9,810	$9,718
Deposits:
Non-Interest Bearing Demand Deposits	$80,341	$67,828	$54,241
Interest Bearing Demand Deposits	25,999	19,874	10,601
Savings and Money Market Deposits	54,150	46,240	43,653
Certificates of Deposit	60,374	73,432	63,597
Total Deposits	$220,864	$207,374	$172,092
Total Stockholders' Equity	$47,141	$46,320	$55,354
Gross Loans to Deposits	75.21%	87.62%	113.00%
Equity to Assets	16.83%	17.02%	22.57%
Ending Shares Outstanding, excluding Treasury Stock	9,373,387	9,219,399	9,506,808
Ending Book Value Per Share	$5.03	$5.02	$5.82

	Three Months Ended June 30,
Quarterly Operating Results (unaudited):	2010	2009

Net Interest Income	$2,417	$2,661
Provision for Loan Losses	$100	$374
Non-Interest Income	$210	$258
Non-Interest Expense	$2,408	$2,375
Income Before Taxes	$119	$170
Income Tax Provision	$-	$52
Net Income	$119	$118
Basic Earnings per Share	$0.01	$0.01
Diluted Earnings per Share	$0.01	$0.01
Quarterly Return on Average Assets*	0.18%	0.18%
Quarterly Return on Average Equity*	1.02%	0.85%
Quarterly Net Interest Margin*	3.80%	4.26%

	Six Months Ended June 30,
YTD Operating Results (unaudited):	2010	2009

Net Interest Income	$4,895	$5,418
Provision for Loan Losses	$100	$647
Non-Interest Income	$439	$475
Non-Interest Expense	$4,991	$4,862
Income Before Taxes	$243	$384
Income Tax Provision	$-	$136
Net Income	$243	$248
Basic Earnings per Share	$0.03	$0.03
Diluted Earnings per Share	$0.03	$0.03
YTD Return on Average Assets*	0.19%	0.19%
YTD Return on Average Equity*	1.05%	0.90%
YTD Net Interest Margin*	3.88%	4.33%

*Percentages are reported on an annualized basis.